Exhibit (a)
RUSSELL INVESTMENT COMPANY
RUSSELL INVESTMENT FUNDS
CODE OF ETHICS
FOR
SENIOR MUTUAL FUND OFFICERS
This Code of Ethics (“Code”) applies to the Chief Executive Officer and Chief Financial Officer (each, a “Senior Mutual Fund Officer”) of Russell Investment Company and Russell Investment Funds (each, a “Mutual Fund”) and, pursuant to Section 406 of the Sarbanes-Oxley Act of 2002, is designed to promote:
honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
full, fair, accurate, timely and understandable disclosure in reports and documents that a Mutual Fund files with, or submits to, the Securities and Exchange Commission (“SEC”) and in other public communications made by each Mutual Fund;
compliance with applicable laws and governmental rules and regulations;
the prompt internal reporting to an appropriate person or persons identified in the Code of violations of the Code; and
accountability for adherence to the Code.
For purposes of this Code, references to the Chief Legal Officer or the Chief Compliance Officer shall be deemed to include a delegate or designee selected by the Chief Legal Officer or Chief Compliance Officer for a particular matter; provided, that any such delegate or designee must have the requisite knowledge, position with the Mutual Funds or other entity within the Russell Investments organization, and experience to carry out the associated responsibilities.
I.

SENIOR MUTUAL FUND OFFICERS SHOULD ACT HONESTLY AND CANDIDLY
Each Senior Mutual Fund Officer owes a duty to each Mutual Fund to act with integrity. Integrity requires, among other things, being honest and candid. Deceit and subordination of principle are inconsistent with integrity.
Each Senior Mutual Fund Officer must:
act with integrity, including being honest and candid while still maintaining the confidentiality of information where required by law or by a Mutual Fund’s policies;
observe both the form and spirit of laws and governmental rules and regulations, accounting standards and Mutual Fund policies;
adhere to a high standard of business ethics; and
place the interests of each Mutual Fund before the Senior Mutual Fund Officer’s own personal interests.
All activities of Senior Mutual Fund Officers should be guided by and should adhere to these fiduciary standards.
II.

SENIOR MUTUAL FUND OFFICERS SHOULD HANDLE ETHICALLY ACTUAL AND APPARENT CONFLICTS OF INTEREST
Guiding Principles.
A “conflict of interest” occurs when a Senior Mutual Fund Officer’s private interest interferes with the interests of his or her service to a Mutual Fund. A conflict of interest can arise when a Senior Mutual Fund Officer takes actions or has interests that may make it difficult to perform his or her Mutual Fund work objectively and effectively. For example, a conflict of interest would arise if a Senior Mutual Fund Officer, or a member or his family, receives improper personal benefits as a result of his or her position with a Mutual Fund. In addition, Senior Mutual Fund Officers should be sensitive to situations that create apparent, if not actual, conflicts of interest. Service to a Mutual Fund should never be subordinated to personal gain and advantage.
Certain conflicts of interest arise out of the relationships between Senior Mutual Fund Officers and a Mutual Fund that already are subject to conflict of interest provisions in the Investment Company Act of 1940, as amended (the “1940 Act”), and the Investment Advisers Act of 1940, as amended. For example, Senior Mutual Fund Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with a Mutual Fund because of their status as “affiliated persons” of the Mutual Fund. Therefore, the existing statutory and regulatory prohibitions on individual behavior will be deemed to be incorporated into the Code and therefore any such violation will also be deemed a violation of the Code. Senior Mutual Fund Officers must in all cases comply with applicable statutes and regulations.
As to conflicts arising from, or as a result of, the contractual relationship between each Mutual Fund and its investment adviser of which the Senior Mutual Fund Officers are also officers or employees, it is recognized by each Mutual Fund’s Board of Trustees (the “Board”) that, subject to the adviser’s fiduciary duties to a Mutual Fund, the Senior Mutual Fund Officers will, in the normal course of their duties (whether formally for a Mutual Fund or for the adviser, or for both), be involved in establishing policies and implementing decisions which will have different effects on the adviser and a Mutual Fund. The Board recognizes that the participation of the Senior Mutual Fund Officers in such activities is inherent in the contractual relationship between a Mutual Fund and the adviser and is consistent with the Board’s expectation of the performance by the Senior Mutual Fund Officers of their duties as officers of a Mutual Fund. In addition, it is recognized by the Board that the Senior Mutual Fund Officers may also be officers or employees of other investment companies advised by the same adviser and the codes of ethics of those investment companies will apply to the Senior Mutual Fund Officers acting in those distinct capacities.
Each Senior Mutual Fund Officer must:
avoid conflicts of interest wherever possible;
handle any actual or apparent conflict of interest ethically;
not use his or her personal influence or personal relationships to influence investment decisions or financial reporting by a Mutual Fund whereby the Senior Mutual Fund Officer would benefit personally to the detriment of a Mutual Fund;
not cause a Mutual Fund to take action, or fail to take action, for the personal benefit of the Senior Mutual Fund Officer rather than for the benefit of a Mutual Fund;
not use material non-public knowledge of portfolio transactions made or contemplated for a Mutual Fund to trade personally or cause others to trade personally in contemplation of the market effect of such transactions;
as described in more detail below, discuss any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest with a Mutual Fund’s Chief Legal Officer; and
report at least annually any affiliations or other relationships related to conflicts of interest as requested from time to time in a Mutual Fund’s directors & officers questionnaire.
The Senior Mutual Fund Officers should follow the precepts and requirements of the code of ethics as adopted by a Mutual Fund from time to time, including its policies regarding personal securities accounts, outside business affiliations, gifts and entertainment and conflicts of interest.
III.

DISCLOSURE
Each Senior Mutual Fund Officer is required to be familiar with, and comply with, a Mutual Fund’s disclosure controls and procedures so that a Mutual Fund’s reports and documents filed with the SEC and other public communications comply in all material respects with the applicable federal securities laws and SEC rules. In addition, each Senior Mutual Fund Officer having direct or supervisory authority regarding these SEC filings or a Mutual Fund’s other public communications should, to the extent appropriate within his area of responsibility, consult with other Mutual Fund officers and employees and the adviser and take other appropriate steps regarding these disclosures with the goal of making full, fair, accurate, timely and understandable disclosure.
Each Senior Mutual Fund Officer must:
familiarize himself or herself with the disclosure requirements generally applicable to a Mutual Fund; and
not knowingly misrepresent, or cause others to misrepresent, facts about a Mutual Fund to others, whether within or outside a Mutual Fund, including to a Mutual Fund’s auditors, independent trustees, independent auditors, or governmental regulators and self-regulatory organizations.
IV.

COMPLIANCE
It is each Mutual Fund’s policy to comply with all applicable laws and governmental rules and regulations. It is the personal responsibility of each Senior Mutual Fund Officer to adhere to the standards and restrictions imposed by those laws, rules and regulations, including those relating to affiliated transactions, accounting and auditing matters.
V.

REPORTING AND ACCOUNTABILITY
Each Senior Mutual Fund Officer must:
upon receipt of this Code, and annually thereafter, acknowledge that he or she has read the Code, understands its provisions and agrees to abide by its requirements as set forth elsewhere in this Code;
not retaliate against any officer or employee of a Mutual Fund or their affiliated persons for reports of potential violations that are made in good faith; and
notify a Mutual Fund’s Chief Legal Officer and Chief Compliance Officer promptly if he or she becomes aware of any existing or potential violation of the Code. Failure to do so is itself a violation of the Code.
Except as described otherwise below, a Mutual Fund’s Chief Compliance Officer is responsible for applying the Code to specific situations in which questions are presented to him or her and has the authority to interpret the Code in any particular situation. A Mutual Fund’s Chief Compliance Officer shall take all action he or she considers appropriate to investigate any actual or potential violations reported to him or her.
A Mutual Fund’s Chief Compliance Officer is authorized to consult, as appropriate, with a Mutual Fund’s Chief Legal Officer, legal counsel to a Mutual Fund’s independent trustees, or the chair of the Audit Committee (the “Committee”), and is encouraged to do so.
The Committee is responsible for granting waivers, approvals, and interpretations and determining sanctions, as appropriate.
[1]
VI.

INVESTIGATIONS AND ENFORCEMENTS
Each Mutual Fund will follow these procedures in investigating and enforcing the Code:
the Mutual Fund Chief Legal Officer and/or Mutual Fund Chief Compliance Officer will take all action he or she deems appropriate to investigate any potential violations reported to him or her;
if, after such investigation, the Mutual Fund Chief Legal Officer and/or Mutual Fund Chief Compliance Officer believes that no violation has occurred, the Mutual Fund Chief Legal Officer and/or Mutual Fund Chief Compliance Officer is not required to take any further action;
any matter that the Mutual Fund Chief Legal Officer and/or Mutual Fund Chief Compliance Officer believes is a violation will be reported to the Committee;
if the Committee concurs that a violation has occurred, it will inform and make a recommendation to the Board, which will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the adviser or its board; or a recommendation to dismiss the Senior Mutual Fund Officer;
the Committee will be responsible for granting waivers, as appropriate; and
any changes to or waivers of the Code will, to the extent required, be disclosed as provided by SEC rules.
VII.

OTHER POLICIES AND PROCEDURES
A Mutual Fund’s adviser’s and principal underwriter’s codes of ethics under Rule 17j-1 under the 1940 Act and the more detailed policies and procedures set forth therein are separate requirements applying to Senior Mutual Fund Officers and others, and are not part of the Code.
VIII.

AMENDMENTS
The Code may not be amended except in a written document that is specifically approved by a majority vote of a Mutual Fund’s Board, including a majority of independent trustees.
IX.

CONFIDENTIALITY
All reports and records prepared or maintained pursuant to the Code shall be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or the Code, such matters shall not be disclosed to anyone other than a Mutual Fund’s Chief Compliance Officer, Mutual Fund Chief Legal Officer, the members of the Board and their counsels, a Mutual Fund and its adviser and principal underwriter and their legal counsel. The obligation to preserve confidential information continues even after employment as a Senior Mutual Fund Officer ends.
X.

INTERNAL USE
The Code is intended solely for the internal use by each Mutual Fund and does not constitute an admission, by or on behalf of any Mutual Fund, as to any fact, circumstance, or legal conclusion.

Last Updated:  August 25, 2020

[1]
 Item 2 of Form N-CSR defines “waiver” as “the approval by the registrant of a material departure from a provision of the code of ethics” and “implicit waiver,” which must also be disclosed, as “the registrant’s failure to take action within a reasonable period of time regarding a material departure from a provision of the code of ethics that has been made known to an executive officer” of the registrant.